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                            VANDERBILT GOLD CORPORATION AND SUBSIDIARIES
                          Statement RE: Computation of Per Share Earnings
                              (In thousands, except per share amounts)

                                                         Years Ended
                                                         December 31,

                                                  1994      1993      1992

Net Loss Available to Common Shareholders      $   709   $   527   $ 1,206
                                                ======    ======    ======

Weighted Average Number of Common Shares
  Outstanding During the Period                 25,128    15,141    12,873
Incremental Shares Related to Options
  for Primary Earning Per Share (1)                  -         -         -
Total Weighted Average Number of Shares
  for Primary Earnings Per Share Computation    25,128    15,141    12,873
                                                ======    ======    ======

Incremental Shares Related to Options
  for Fully Diluted Earnings Per Share (2)           -         -         -
                                                ______    ______    ______
Total Weighted Average Number of Shares
  for Fully Diluted Earnings Per Share          25,128    15,141    12,873
                                                ======    ======    ======

Net Loss Per Common Share                      $   .03   $   .03   $   .09
                                                ======    ======    ======


(1) Average market price per share less than the exercise price of all options outstanding for the years ended December 31, 1994, 1993 and 1992.

(2) End of year market price per share less than exercise price of all options outstanding for the years ended December 31, 1994, 1993 and 1992.

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